Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the “Registration Statement”) of our report dated February 13, 2015, relating to the financial statements and financial highlights which appears in the December 31, 2014 Annual Report to Contractowners of Value Line Strategic Asset Management Trust, one of the Funds comprising Value Line Funds Variable Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights,” “Investment Advisory and Other Services” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
April 30, 2015